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                                                                    Exhibit 10.1




                                                              November 4, 1999


Mr. Gary Patton
16002 South 7th Drive
Phoenix, AZ  85045

Dear Gary:

         This letter will serve to confirm the agreement which we have reached with respect to (i) your resignation from MCM Capital Group, Inc. (the "Company"), and its subsidiaries on November 15, 1999 (the "Effective Date") and
(ii) your rendering consulting services to the Company and its subsidiaries beginning on the Effective Date. The payments to be made to you under this Letter Agreement shall be made in lieu of any other amount that would otherwise be payable to you pursuant to any other agreement or understanding.

         1. Effective as of the Effective Date, you are resigning as a Senior Vice President of the Company and of Midland Credit Management, Inc., a wholly owned subsidiary ("Midland Credit") of the Company, and as an officer and employee of any other direct and indirect subsidiaries or affiliates of the Company (the Company and all such subsidiaries and affiliates being collectively, the "MCM Group"), which you serve in any such capacity. You will receive your normal base salary through the Effective Date and you will have no employment relationship with any member of the MCM Group subsequent to the Effective Date. You are entitled to reimbursement of all reasonable, actual, ordinary and necessary travel and other reasonable business expenses that you have incurred as the necessary part of discharging your duties as an employee of the MCM Group prior to the
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Effective Date. Midland Credit will reimburse you for such expenses to the extent heretofore unreimbursed, subject to your submission of reasonable and appropriate documentation to Midland Credit.

         2. Commencing on the Effective Date, you will become a consultant to the MCM Group until April 30, 2000 (such period is referred to herein as the "Consulting Period"), and subject to Paragraphs 8-11 below, you will be paid your former salary of $115,000 per year or $4,423.07 per pay period (payable in bi-weekly installments), in consideration thereof through the Consulting Period. During the Consulting Period you agree to make yourself available to the MCM Group for: (i) up to twenty hours of consulting per month until such time as you commence full-time employment with another employer and (ii) up to five hours of consulting per month if you are employed full-time by another employer.

         3. No later than the Effective Date, you will return to the Company all MCM Group owned or supplied property, such as credit cards, computers, fax machines, pagers, cellular phones, printers, files, etc.

         4. Your eligibility to participate in Midland Credit's 401(k) Plan will cease as of the Effective Date; however, you may, in your sole discretion, keep your account in Midland Credit's 401(k) Plan, if permitted, or remove all or part thereof at any time or times in accordance with the terms of such 401(k) Plan.

         5. You and your family members will be entitled, at your election, for a period of 18 months commencing on the Effective Date, to continue your coverage under all health and medical insurance policies, at your own cost, pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, or under Part 6 of Title I of the Employee Retirement Income Security Act of


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1974, as amended, to the extent such coverage is available; provided, however, that the Company shall pay the cost of such coverage until the earlier of (i) your being a participant entitled to benefits in a medical plan with another employer; (ii) the date you become covered or eligible for coverage under Medicare or any other medical benefit plan; or (iii) the end of the Consulting Period. All other benefits provided by the Company (including, without limitation, long-term disability and life insurance) shall terminate on the Effective Date.

         6. You acknowledge that as of the Effective Date you will have no unused vacation time remaining for 1999.

         7. Your obligation to provide part-time consulting services to the MCM Group shall not prevent you from accepting other part-time or full-time employment. However, you agree promptly to notify MCM Capital if you accept other full-time employment and the date such employment is to begin. All reasonable, actual, ordinary and necessary travel expenses incurred by you in providing the consulting services hereinunder will be borne by the Company, subject to your submission of reasonable and appropriate documentation.

         8. You agree, in consideration of this Letter Agreement, that you will
(i) refrain from making any statement written or oral which is detrimental to the best interests of the members of the MCM Group and/or their respective shareholders, officers, employees and directors, and (ii) treat as confidential and not disclose (a) the terms of this Letter Agreement (except in a proceeding to enforce the terms of this Letter Agreement) or (b) the affairs of the members of the MCM Group and their respective shareholders, officers, employees and directors. You will not, for a period of eighteen (18) months after the Effective Date, without prior written consent of the Company, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than the


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MCM Group, any information of a confidential nature relating in any way to the business of the MCM Group, or any of their respective direct business customers, unless (i) you are required to disclose any such information by judicial or administrative process, or, in the opinion of your counsel, by other requirements of law, (ii) such information is in the public domain through no fault of you or (iii) such information has been lawfully acquired by you from other sources unless you know that such information was obtained in violation of an agreement of confidentiality. You agree that in addition to any other remedy provided at law or in equity or in this Letter Agreement, the Company shall be entitled to a temporary restraining order and both preliminary and permanent injunctions restraining you from violating any provision of this Paragraph 8. Additionally, you agree that on or before the Effective Date you will return to the MCM Group any and all confidential and proprietary information or any other property of the MCM Group that is in your possession.

         9. In consideration of the value referred in Paragraph 2 above and 12 below, you hereby covenant not to sue or pursue any litigation (or file any charge with any Federal, state or local administrative agency) against, and waive, release and discharge each member of the MCM Group, their affiliates, assigns, subsidiaries, parents, predecessors and successors, and the shareholders, employees, officers, directors, representatives and agents or any of them, from any and all charges or causes of action you may have against any of them, including, but not limited to any claims, charges or causes of action related to employment or termination of employment or any term or condition of that employment under Federal, state and local statutory and common law, including, but not limited to, any and all claims, charges or actions that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights of 1964, as amended, all claims under Federal, state or local laws


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for express or implied breach of contracts, wrongful discharge, defamation, intentional infliction of emotional distress, race, sex, age, national origin, color, marital status, handicap, or other discrimination, and any related claims for attorneys' fees and costs. This covenant, waiver, release and discharge of claims expressly excludes any and all rights to indemnification which you may have under the Certificate of Incorporation, by-laws, or similar charter documents of any member of the MCM Group.

         10. You acknowledge and agree that you are or may be exclusively liable for the payment of certain Federal, state, local and foreign taxes that may be due as a result of the payments to be made to you under this Letter Agreement (including, without limitation, the payments referred to in Paragraph 2 above); provided, however, the Company shall be entitled to withhold from any amounts payable under this Letter Agreement such amounts that it determines in its sole discretion is required by law or regulation to withhold in respect of any such payment or such greater amounts as you may request. If the MCM Group or any of its affiliates are required at any time to pay any monies in payment of your tax obligations, including interest, penalties and other additions, in respect of the payments made under this Letter Agreement, you agree to indemnify and hold harmless the MCM Group, its affiliates and agents or employees for payment of any such taxes or other amounts. In addition to the foregoing, you agree that the Company, in its sole discretion, may deduct from any amounts payable under this Letter Agreement (a) any amount of garnished earnings which would have been withheld from your pay, if the Company has been garnishing your earnings pursuant to an order of garnishment, child support or tax lien and (b) to the extent permitted by law, any amounts you owe to the Company.

         11. You acknowledge that you have been offered the opportunity and have been advised


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in writing to consult with an attorney regarding the terms of this
Letter Agreement before signing this Letter Agreement. You further acknowledge that you otherwise would have been provided a period of at least 21 days within which to consider the terms of this Letter Agreement, but that you have decided, in a knowing and voluntary manner, in consideration of the value referred to in Paragraphs 2 above and 12 below, to sign this Letter Agreement before the expiration of such 21 day period. This Letter Agreement shall become effective only if you elect not to rescind this Letter Agreement. You will have seven days following the execution of this Letter Agreement to rescind the Agreement by notifying the Secretary of the Company in writing of your decision to rescind. You further agree that if you decide to rescind this Letter Agreement, MCM Group shall be relieved of all of its obligations hereunder, including without limitation, MCM Group's obligation to make the payments and provide the benefits specified in Paragraphs 2 and 5.

         12. The Company, on behalf of itself and each member of the MCM Group, hereby waives, releases and discharges you from any and all claims any of them may have against you based on facts known to any current executive officer of the Company, including, but not limited to, any claims related to your employment or any term or condition of that employment. This discharge and release includes, among other things, all claims under Federal, state or local laws for express or implied breach of contract, failure to perform employment duties, defamation and any related claims for attorneys' fees and costs; provided, however, that nothing contained in this discharge and release shall release you from any obligations arising under this Letter Agreement.

         13. You agree that you will cooperate with the members of the MCM Group in connection with all litigations relating to the activities of the Company and its affiliates during the period of your employment with the Company including, without limitation, being available to take


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depositions and to be a witness at trial, help in preparation of any legal documentation and providing affidavits and any advice or support that the Company or any affiliate thereto may request of you in connection with such claims.

         14. Effective as of the Effective Date, the Employment Letter dated as of February 13, 1998 (the "Employment Agreement") by and between Midland Credit and you shall be deemed to be terminated in all respects.

         15. This Letter Agreement represents the entire agreement between you and the Company with respect to matters referred to herein and supersedes all prior agreements, whether written or oral, with respect thereto. This Letter Agreement and the rights and duties of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of Arizona applicable to agreements made and to be performed entirely within such State. If any section, paragraph, sentence, clause, or phrase contained in this Letter Agreement shall become illegal, null, or void, or shall be found to be against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null, or void, or found to be against public policy, the remaining sections, paragraphs, sentences, clauses, or phrases contained in this Letter Agreement shall not be affected thereby. One or more waivers of a breach of any provision hereunder by any party to this Letter Agreement shall not be deemed to be a waiver of any proceeding or subsequent breach hereunder.

         16. This Letter Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Letter Agreement and your rights hereunder may not be assigned by you.



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         17. Neither the negotiation nor the execution of this Letter Agreement shall constitute or operate as an acknowledgment or admission of any kind by the MCM Group that it violated or failed to comply with any provision of federal, state, or local law.

         18. The parties agree that they will not seek to introduce this Letter Agreement as evidence for any purpose in any proceeding of any kind, other than a proceeding to enforce the terms of this Letter Agreement.



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         If this Letter Agreement is in accordance with your understanding of the entitlements and obligations pertaining to the foregoing, please sign two copies of this Letter Agreement in the space provided and return one copy to us.

                             Very truly yours,
                             MCM CAPITAL GROUP, INC.


                             By:   /s/ Robert E. Koe
                                 _________________________________
                                   Name:  Robert E. Koe
                                   Title: President and Chief Executive Officer


                             MIDLAND CREDIT MANAGEMENT, INC.


                             By:    /s/ Robert E. Koe
                                  ___________________________________
                                    Name:  Robert E. Koe
                                    Title: President and Chief Executive Officer



ACCEPTED AND AGREED TO:

/s/ Gary Patton
___________________________
Gary Patton

Date:    November 4, 1999



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